Exhibit 3.3
Filed  #  C12919-94
Sep  26,  2003


              Certificate of Amendment to Articles of Incorporation
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                         For Nevada Profit Corporations
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          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                              -Remit in Duplicate-


1.     Name  of  corporation:  Xtreme  Companies,  Inc.


2. The articles have been amended as follows (provide article numbers, if available):

     Article 4 Has been chaged to read, The aggregate number of shares which the corporation has the authority to issue is 100,000,000 shares (One hundred million) of common stock with a par value of .001 per share, or total capitalization $100,000.00.


3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 52.4%


4.  Officer  Signature  (Required):

/s/  Donald  Bradley  CEO/Sec
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